As filed with the Securities and Exchange Commission on March 22, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0073042
(State of incorporation)	(I.R.S. Employer Identification Number)

303 S. Technology Court

Broomfield, CO 80021

(Address of principal executive offices)

Amended and Restated 1998 Stock Plan

2000 Employee Stock Purchase Plan

(Full title of the plans)

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

(303) 327-3030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
Reserved for future issuance under the Amended and Restated 1998 Stock Plan	1,500,000	$7.83	(2)	$11,745,000	$361
Reserved for future issuance under the 2000 Employee Stock Purchase Plan	350,000	$7.44	(3)	$2,604,000	$80
TOTAL	1,850,000			$14,349,000	$441
(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $7.83 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on March 16, 2007.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $7.44 per share (95% of the average of the high and the low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on March 16, 2007). Pursuant to the 2000 Employee Stock Purchase Plan, shares are sold at 95% of the fair market value of such shares on the last day of the applicable purchase period.

SIRENZA MICRODEVICES, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission, or SEC, allows Sirenza Microdevices, Inc. (“Sirenza”, “we” or “us”) to “incorporate by reference” in this Registration Statement the information that we file with the SEC. This means that we can disclose important information to you by referring you to those SEC filings. The information incorporated by reference is considered to be part of this Registration Statement. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

•

All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, since the end of the fiscal year covered by our Annual Report referred to in (a) above; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 12, 2000, including any later amendment or report filed for the purpose of updating such description.

In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless otherwise expressly and specifically incorporated into this Registration Statement, no report furnished on Form 8-K prior or subsequent to the date hereof (or portion of or exhibit to a report so furnished rather than filed) shall be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The restated certificate of incorporation of Sirenza provides that Sirenza may indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The bylaws of Sirenza provide that Sirenza shall indemnify its directors and officers, and shall have the power to indemnify its employees and agents, in each case to the fullest extent permitted by the General Corporation Law of Delaware. Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

The restated certificate also releases Sirenza’s directors from personal monetary liability to the corporation and its stockholders for any breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of Delaware.

Additionally, Sirenza maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Sirenza has also entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Sirenza’s restated certificate of incorporation and bylaws. These agreements, among other things, indemnify Sirenza’s directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Sirenza, arising out of such person’s services as a director or officer of Sirenza, any subsidiary of Sirenza or any other company or enterprise to which the person provides services at the request of Sirenza.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Form of Common Stock Certificate. (1)

4.2	Registration Rights Agreement by and among the Registrant, Phillip Liao and Yeechin Liao, effective as of April 3, 2006. (2)

4.3	Amended and Restated 1998 Stock Plan, as amended effective June 1, 2006. (3)

4.4	2000 Employee Stock Purchase Plan, as amended October 27, 2005. (4)

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see page II-4).

(1)	This exhibit is incorporated by reference to the Registrant’s Registration Statement on Form S-3 and all amendments thereto, Registration No. 333-112382, declared effective by the Securities and Exchange Commission on February 9, 2004.
(2)	This exhibit is incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 3, 2006, filed with the Securities and Exchange Commission on April 6, 2006.
(3)	This exhibit is incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 1, 2006, filed with the Securities and Exchange Commission on June 6, 2006.
(4)	This exhibit is incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 27, 2005, filed with the Securities and Exchange Commission on November 1, 2005.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 22nd day of March, 2007.

SIRENZA MICRODEVICES, INC.

By:	/S/ ROBERT VAN BUSKIRK
Robert Van Buskirk President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Van Buskirk and Charles Bland, and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT VAN BUSKIRK Robert Van Buskirk	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2007

/S/ CHARLES BLAND Charles Bland	Chief Financial Officer (Principal Financial Officer)	March 22, 2007

/S/ GERALD HATLEY Gerald Hatley	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 22, 2007

/S/ JOHN OCAMPO John Ocampo	Chairman of the Board	March 22, 2007

/S/ JOHN ZUCKER John Zucker	Director	March 22, 2007

/S/ JOHN BUMGARNER, JR John Bumgarner, Jr	Director	March 22, 2007

/S/ CHRISTOPHER CRESPI Christopher Crespi	Director	March 22, 2007

/S/ CASIMIR SKRZYPCZAK Casimir Skrzypczak	Director	March 22, 2007

/S/ GIL VAN LUNSEN Gil Van Lunsen	Director	March 22, 2007

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Common Stock Certificate. (1)

4.2	Registration Rights Agreement by and among the Registrant, Phillip Liao and Yeechin Liao, effective as of April 3, 2006. (2)

4.3	Amended and Restated 1998 Stock Plan, as amended effective June 1, 2006. (3)

4.4	2000 Employee Stock Purchase Plan, as amended October 27, 2005. (4)

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see page II-5).

(1)	This exhibit is incorporated by reference to the Registrant’s Registration Statement on Form S-3 and all amendments thereto, Registration No. 333-112382, declared effective by the Securities and Exchange Commission on February 9, 2004.
(2)	This exhibit is incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 3, 2006, filed with the Securities and Exchange Commission on April 6, 2006.
(3)	This exhibit is incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 1, 2006, filed with the Securities and Exchange Commission on June 6, 2006.
(4)	This exhibit is incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 27, 2005, filed with the Securities and Exchange Commission on November 1, 2005.

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